EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

BEACON POWER ANNOUNCES THIRD QUARTER 2007 RESULTS

WILMINGTON, Mass. — November 9, 2007 — Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the third quarter ended September 30, 2007.

For the third quarter of 2007, Beacon Power reported revenue of $373,000 and a net loss of $2,814,000, or ($0.04) per share, compared to revenue of $277,000 and a net loss of $3,165,000, or ($0.06) per share, in the third quarter of 2006.  For the nine months ended September 30, 2007, the Company reported revenue of $1,215,000 and a net loss of $8,970,000, or ($0.13) per share, compared to revenue of $775,000 and a net loss of $9,259,000, or ($0.16) per share, for the same period ended September 30, 2006.

During the third quarter of 2007, Beacon Power incurred costs of $1,978,000 in research and development expense, compared to $1,314,000 in the third quarter of 2006.  Research and development expenses were higher primarily due to increased headcount-related expenses resulting from hiring engineering and other support personnel to support our development efforts and to begin commercial production, increased facility costs related to maintaining two facilities during our transition from Wilmington to our new facility in Tyngsboro and lower overhead allocated to contracts, offset by a reduction in the use of consultants and subcontractors. Selling, general and administrative expense was $1,388,000 during the third quarter of 2007, compared to $1,716,000 in the third quarter of 2006, a decrease of $328,000, or approximately 19%.  This decrease is due primarily to lower stock compensation expense, a reduction in public company expenses, reduced use of subcontracts and consultants and allocation of a portion of our general and administrative expenses to one of our contracts, offset by slight increases in other expense categories.  In addition, we reduced our contract loss reserve during the third quarter of 2007 by $434,000, based on estimates of our expected costs to complete the contracts.

At September 30, 2007, the Company had $14.1 million in cash and cash equivalents, with working capital of $12.7 million.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, soon to be manufactured at a commercial level following approval of its technology for use in three of the country’s five open-bid regulation markets, is being designed to be a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; our ability to obtain site interconnection or other construction approvals in a timely manner; the dependence of sales on the achievement of product development and commercialization milestones, including design modifications that have been implemented following a malfunction that occurred at the end of 2006 while testing a prototype flywheel; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of the Company’s stock price, as well as volatility of the stock price of other companies in the energy sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenue	$372,515	$277,343	$1,214,550	$775,376
Cost of goods sold	351,311	237,986	1,163,102	689,329
Gross profit	21,204	39,357	51,448	86,047

Operating expenses:
Selling, general and administrative	1,388,185	1,715,617	4,351,578	5,273,025
Research and development	1,978,318	1,314,390	5,461,688	3,462,230
Loss on sales and contract commitments	(434,348)	279,083	(434,348)	966,869
Depreciation and amortization	42,723	24,334	99,364	72,752
Casualty loss (recovery)	(9,024)	—	(69,084)	—
Total operating expenses	2,965,854	3,333,424	9,409,198	9,774,876

Loss from operations	(2,944,650)	(3,294,067)	(9,357,750)	(9,688,829)

Other income, net	130,859	129,062	388,215	429,572
Loss to common shareholders	$(2,813,791)	$(3,165,005)	$(8,969,535)	$(9,259,257)

Loss per share, basic and diluted	$(0.04)	$(0.06)	$(0.13)	$(0.16)
Weighted-average common shares outstanding	72,661,975	59,218,443	69,844,813	58,958,108

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006

Assets	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$14,194,209	$5,251,337
Accounts receivable, trade	518,409	506,402
Unbilled costs on government contracts	311,408	133,240
Prepaid expenses and other current assets	1,202,289	777,276
Total current assets	16,226,315	6,668,255

Property and equipment, net	2,876,988	415,406
Restricted cash	374,346	174,346
Total assets	$19,477,649	$7,258,007

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$603,416	$453,077
Accrued compensation and benefits	955,298	456,075
Other accrued expenses	1,691,786	834,832
Advance billings on contracts	33,156	445,719
Accrued contract loss	156,734	821,032
Restructuring reserve	37,189	347,408
Total current liabilities	3,477,579	3,358,143

Stockholders’ equity:
Common stock	766,755	595,247
Additional paid-in-capital	175,324,628	154,426,395
Deficit accumulated during the development stage	(159,378,474)	(150,408,939)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	16,000,070	3,899,864

Total liabilities and stockholders’ equity	$19,477,649	$7,258,007

CONTACT:
Beacon Power Corporation
James Spiezio, 978-694-9121
spiezio@beaconpower.com

or
Gene Hunt, 978-694-9121
hunt@beaconpower.com

SOURCE:
Beacon Power Corporation